For Release 8:30 am, July 30, 2009
Contact:
Patrick Little
President & CEO
Teche Holding Company
(337) 560-7151

Franklin, Louisiana

N E W S	R E L E A S E

Teche Holding Company Earns Record $2.42 Per Share in First Nine Months

FRANKLIN, LA --July 30, 2009 – Teche Holding Company (NYSE AMEX: TSH),the parent company for Teche Federal Bank, today reported that solid capital ratios, increasing interest margin, and steady increases in SmartGrowth deposits & loans, contributed to record earnings per share for the first nine months of its fiscal year and strong third quarter earnings. Net income for the fiscal third quarter ended June 30, 2009, grew to $1.73 million, or $0.81 per diluted share, compared to $1.66 million, or $0.78 per diluted share in the immediate prior quarter.

Fiscal year-to-date, Teche’s net income was a record $2.42 per diluted share compared to $1.64 per diluted share for the fiscal nine months ended June 30, 2008.

For the past four quarters, Teche income was a solid $3.41 per share.

“We generated another healthy quarterly profit in our third quarter and are on pace for a record year with increased SmartGrowth deposits and loans boosting our net interest margin,” said Patrick O. Little, President and Chief Executive Officer.

“These notable results were generated despite an ongoing national recession, economic uncertainties, and two items that reduced diluted earnings per share $0.42 so far this year. Specifically we booked impairment charges of $0.30 per diluted share related to our securities portfolio and an FDIC special assessment (levied on all insured banks) of $0.12 per share. During these difficult times, our dedicated employees continue to provide excellent customer service which resulted in an increase in both SmartGrowth deposits and loans,” said Little. SmartGrowth deposits are made up of Teche’s core deposits and exclude time deposits. SmartGrowth loans consist of all loans, excluding home mortgage loans.

“As a result of rebuilding efforts following several seasons of major devastating hurricanes, economic conditions in South Louisiana continue to be more favorable than in the rest of the U.S.,” continued Little. “In fact, the State’s appeal as a place for business continues to grow with Louisiana’s solid diversified economy, low unemployment rates and its resilient housing market.”

According to the Louisiana Economic Development Economic Highlights reported in March 2009, job growth was higher and unemployment was lower than the rest of the nation, which together led to a positive year in 2008 for population growth and immigration. Dozens of companies announced expansions in or relocations to Louisiana, kicking off projects that will result in over 17,000 new jobs, $2.5 billion in new capital investment, $45 million per year in new state tax revenues and billions of dollars in new sales for small businesses (Source: Louisiana Economic Development, The Economic Year in Review, created 3/13/2009).

Fiscal Third Quarter Financial 2009 Highlights

•	Record fiscal year to date EPS of $2.42
•	Fiscal year to date operating revenue increased 8.1% to a record $33.5 million.
•	Net interest margin (NIM) expanded to 4.12% for the quarter, up 20 basis points in the quarter and 36 basis points from a year ago.
•	Fiscal year to date return on average tangible equity of 10.13%, return on average assets of 0.88%
•	Net interest income increased 13.2%, to $7.5 million from $6.7 million.
•	SmartGrowth Deposits increased 7.3%, or $25.3 million from June 30, 2008, and accounted for 61% of total deposits.
•	SmartGrowth Loans increased 8.3% to $462.1 million from $426.6 million at June 30, 2008, and account for 74.7% of total loans.
•	Asset quality remains strong, with nonperforming assets at 1.27% of total assets and quarterly net charge-offs of only 0.03% of average loans.
•	Teche paid 57 consecutive cash dividends since June 1995 and consistently increased annual cash dividends to its present $1.40 per share, generating an annualized yield of 4.32%
•

Teche capital ratios remained well above the regulatory requirements for well-capitalized institutions, with a solid total risk-based capital ratio of 12.15% compared to 11.64% as of June 30, 2008. Tangible common equity to tangible assets stood at 8.44% compared to 8.11% a year earlier.

OPERATING RESULTS

“Our record profits for the past nine months of fiscal 2009 are nothing short of remarkable, considering the state of the national economy” said Little. “Even with the fact that we booked $0.42 per share in various charges this fiscal year. Teche still is posting record bottom line earnings.”

“We were also very pleased with our return on assets and return on equity,” said Little. Fiscal year to date, the annualized return on average assets was 0.88% and return on average tangible equity was 10.13%. In this same quarter in fiscal 2008, the company booked charges totaling $4.1 million resulting in a loss of $0.22 per share.

“Our top-line results are even more impressive,” said Little. Revenues for the quarter, consisting of net interest income (before provision for loan losses) plus non-interest income, increased 9.1% to a record $11.6 million for the fiscal third quarter, compared to $10.6 million for fiscal third quarter 2008, reflecting strong loan and deposit quality and expanding net interest margin.

For the first nine months of fiscal 2009, revenue increased 8.1% to a record $33.5 million, compared to $31.0 million for the first nine months of fiscal 2008. Net interest income before the provision for loan losses increased 12.3% to $21.4 million for the first nine months of fiscal 2009, compared to $19.1 million for the same period a year ago.

The table below reflects Teche’s operating revenues in millions over the past five quarters.

Operating Revenue	Jun ‘09	Mar ‘09	Dec ‘08	Sep ‘08	Jun ‘08
Net Interest Income	$7.6	$7.1	$6.8	$6.8	$6.7
Non Interest Income	$4.0	$4.1	$4.0	$3.9	$3.9
Operating Revenue	$11.6	$11.2	$10.8	$10.7	$10.6

Fiscal third quarter 2009 marked the seventh consecutive quarter of NIM expansion for Teche as the company benefits from the success of its SmartGrowth strategy. For the first nine months of fiscal 2009, net interest margin was 3.96% compared to 3.71% for the first nine months of fiscal 2008.

“While our loan yields fell by 34 basis points, we reduced our cost of funds by 79 basis points, thus expanding our net interest margin by 36 basis points to 4.12%, for the quarter, compared to 3.76% in the third fiscal quarter a year ago and 3.92% in the linked quarter,” remarked Little.

Net interest income, before provision for loan losses increased 13.2% to $7.5 million in fiscal third quarter of 2009 compared to $6.7 million in fiscal third quarter a year ago.

Non-interest income remained relatively stable. For the quarter, non-interest income amounted to 2.04% of average assets, down slightly compared to 2.11% for the linked quarter and 2.06% a year ago. Fiscal year to date, non-interest income was 2.07% of average assets compared to 2.14% for the same period in fiscal 2008.

For the quarter, non-interest expense was $8.2 million or 4.15% of average assets, compared to the linked quarter of $7.7 million or 3.94% of average assets, an increase of 6.9%, primarily due to a special FDIC assessment. Compared to the same quarter in fiscal 2008, non-interest expense decreased from $9.0 million, or 4.69% of average assets, to $8.2 million or 4.15%, primarily due to unusual charges in fiscal 2008.

ASSET QUALITY

“We remain focused on credit quality and capital adequacy, and we compare favorably to our peers on both measures,” stated Little. “As a result of our solid commitment to sound underwriting standards, effective servicing and diligent collection efforts, our credit quality remained strong, and we believe our strong credit culture will continue to serve us well. The bulk of the increase in nonperforming assets (NPAs) is in our mortgage loan sector, where our market has experienced very little decline in home values. The result has been very low charge-offs. We believe we are well secured.”

The following table sets forth asset quality ratios for each quarter over the last year:

	Jun ‘09	Mar ‘09	Dec ‘08	Sep ‘08	Jun ‘08
Net Charge-offs/Loans	0.03%	0.03%	0.01%	0.01%	0.04%
ALLL/NPLs	74.30%	84.60%	87.00%	86.80%	121.10%
ALLL/NPAs	68.00%	77.80%	78.80%	82.00%	103.70%
ALLL/Loans	1.10%	1.05%	0.93%	0.94%	0.93%
Non-Accrual Loans/Loans	1.07%	0.84%	0.81%	0.64%	0.56%
NPAs/Assets	1.27%	1.05%	0.93%	0.88%	0.68%

Net charge-offs in fiscal third quarter were $192,000, or 0.03% of average loans, compared to $213,000, or 0.04% of average loans, for the same period a year ago. For the first nine months of fiscal 2009, net charge-offs totaled $449,000, or 0.07% of average loans, compared to $278,000, or 0.05% of average loans for the first nine months of fiscal 2008.

The allowance for loan and lease losses (ALLL) increased to $6.8 million, or 1.10% of total loans at quarter end, compared with $5.5 million, or 0.93% of total loans, at June 30, 2008, in part reflecting growth in the loan portfolio and non-performing loans. At March 31, 2009, the allowance for loan and lease losses was $6.5 million, or 1.05% of total loans.

Nonperforming assets totaled $10.1 million, or 1.27% of total assets, at June 30, 2009, compared to $8.3 million, or 1.05% of total assets at March 31, 2009, and $5.3 million, or 0.68% of total assets, a year ago. Nonperforming assets consist of non-accrual loans, accruing loans 90 days or more past due, restructured loans and other real estate owned.

BALANCE SHEET

Teche’s total assets increased 1.7% to $789.5 million, at June 30, 2009, compared to $776.7 million a year ago, but decreased from $795.5 million at March 31, 2009 with lower levels of cash and securities in the portfolio. Total net loans grew 5.3% to $612.0 million at June 30, 2009, compared to $581.3 million a year ago and less than one percent compared to $607.1 million at March 31, 2009. Teche originated $59.5 million in loans during the current quarter, including $48.9 million in SmartGrowth loans, of which $29.6 million were commercial loans.

At June 30, 2009 SmartGrowth Loans comprised 74.7% of the total loan portfolio, compared to 72.7% a year ago. SmartGrowth Loans increased 8.3% to $462.1 million at June 30, 2009 compared to $426.6 million a year ago, and increased 1.4% from $455.7 million at March 31, 2009. Consumer and commercial loans increased 13.1% and 9.4% respectively over the past year. Consumer loans now total $106.6 million at June 30, 2009 and commercial loans increased to $209.1 million. “We have again posted solid gains in both commercial and consumer loans this past quarter and have been encouraged by the gradual increase in our SmartGrowth Loans,” commented Little.

SmartGrowth deposits increased 7.3% to $370.9 million at June 30, 2009 compared to $345.6 million a year ago. Following the run off of $28.3 million of high cost time deposits, total deposits were $605.4 million at June 30, 2009, compared $608.4 million at June 30, 2008. SmartGrowth Deposits Accounts at June 30, 2009 were 61.3% of total deposits compared to 56.8% a year ago.

“Checking deposits were down seasonally this quarter,” said Little, “but based on the last nine months we expect to book another year-over-year gain in checking and total SmartGrowth deposits again this year.”

Stockholders’ equity remained stable at $70.1 million, as earnings of $1.7 million for the quarter were offset primarily due to cash dividends and stock repurchases during the quarter.

Total cash and securities in the portfolio continued to gradually decline to $127.4 million from $142.8 million a year ago. The vast majority of our securities are government-sponsored enterprise mortgage-backed securities, with only $4.7 million, or 0.60% of total assets in private label mortgage backed securities. Of these securities, approximately 55% are rated AAA, AA or A at June 30, 2009.

Private Label Mortgage Backed Securities as of June 30, 2009
Bond	Face	Carrying Value		Percent of
		as of June 30, 2009
Ratings	Value	$ in Millions	% of Face	Assets

AAA to A	$3.4	$2.6	76%	0.33%

BBB to B	$2.0	$1.7	85%	0.21%

CCC to C	$2.5	$0.5	20%	0.06%
	$7.9	$4.7	59%	0.60%

CAPITAL ADEQUACY

“Our capital and liquidity levels remain healthy and consequently, we did not see the need to participate in the TARP program” added Little. “We continue to believe that this decision best serves our customers, employees and shareholders due to the government’s unclear mandate and changing restrictions on participating banks. We have the necessary resources to continue making high quality loans to businesses and consumers in our market. In addition, we will continue to prudently deploy our resources to the benefit of our customers and our shareholders.”

Teche’s capital ratios were very strong at the end of fiscal third quarter and all capital ratios continue to exceed the “well-capitalized” requirements established by banking regulators.

The Tier 1 capital ratio was 11.17% at June 30, 2009, compared with 11.02% at March 31, 2009 and 10.64% at June 30, 2008. Total risk-based ratio was 12.15% at June 30, 2009, compared with 11.98% at March 31, 2009 and 11.64% at June 30, 2008.

Tangible shareholders’ equity improved to $66.4 million, or 8.44% of total assets at June 30, 2009, compared with $62.7 million, or 8.11% of total assets at June 30, 2008. Book value per share increased to $33.43 at June 30, 2009, from $31.47 a year ago and tangible book value per share increased to $31.67 at quarter end from $29.70 a year ago.

On June 30, 2009, Teche paid a $0.35 per share quarterly cash dividend to shareholders, generating an annualized yield of 4.23% based on the recent share price. Teche has paid 57 consecutive quarterly cash dividends since June 1995. “Because of the solid performance of our balance sheet, we are able to continue rewarding shareholders with quarterly cash dividends,” Little noted.

ABOUT TECHE HOLDING COMPANY

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and provides various deposit, loan and investments services to over 60,000 customers. Founded in 1934, Teche Federal Bank is the fourth largest publicly traded (NYSE AMEX: TSH) bank based in Louisiana with over $780 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).

Teche Federal Bank has earned a Four Star-Rating of “Excellent” from Bauer Financial, Inc., based on March 31, 2009 results. Bauer Financial is an independent rating agency that has been reporting on and analyzing the performance of U.S. banks since 1983. Bauer Financial’s Star Ratings are based on the Call Report data that all banks are required to file quarterly with the FDIC. Criteria used to determine the appropriate rating includes, but is not limited to: 1) the capital ratio (net worth to total assets), 2) liquidity, 3) profitability and 4) the level of delinquent loans. Click here to access the Bauer Financial website: www.bauerfinancial.com.

www.teche.com

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three months ended	Three months ended	Three months ended
	June	March	June
	2009	2009	2008

Interest Income	$11,130	$11,013	$11,465
Interest Expense	3,583	3,950	4,798
Net Interest Income	7,547	7,063	6,667
Provision for Loan Losses	550	1,035	295
Net Interest Income after
Provision for Loan Losses	6,997	6,028	6,372
Non Interest Income	4,036	4,114	3,951
Non Interest Expense	8,204	7,678	8,977
Income Before Gain on Sales of
Securities and Income Taxes	2,829	2,464	1,346
Gain(Loss) on
Securities	(434)	18	(2,581)
Income Taxes	662	826	(759)

Net Income (loss)	$1,733	$1,656	$(476)

Selected Financial Data

Dividends Declared Per Share	$0.35	$0.35	$0.345
Basic Earnings (Loss) Per Common Share	$0.82	$0.78	$(0.22)
Diluted Earnings (Loss) Per Common Share	$0.81	$0.78	$(0.22)
Annualized Return on Avg. Assets	0.88%	0.85%	(0.25)%
Annualized Return on Avg. Equity	9.55%	9.24%	(2.79)%
Annualized Return on Avg.
Tangible Equity (1)	10.11%	9.79%	(2.89)%
Yield on Interest Earning Assets	6.07%	6.11%	6.47%
Cost of Interest Bearing Liabilities	2.22%	2.47%	3.01%
Spread	3.85%	3.64%	3.46%
Net Interest Margin	4.12%	3.92%	3.76%
Non-Interest Income/Avg. Assets	2.04%	2.11%	2.06%
Non-Interest Expense/Avg. Assets	4.15%	3.94%	4.69%
Quarterly Net Charge Offs/Avg. Loans	0.03%	0.03%	0.04%
Weighted avg. shares Outstanding
Basic	2,107	2,118	2,118
Diluted	2,125	2,128	2,118

AVERAGE BALANCE SHEET DATA
Total Assets	$790,499	$780,054	$766,358
Earning assets	$733,368	$720,998	$708,836
Loans	$615,616	$606,951	$607,091
Interest-bearing deposits	$538,403	$532,033	$545,711
Total deposits	$611,738	$596,291	$600,763
Total stockholders’ equity	$72,568	$71,689	$68,283

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information

Average Stockholders’ Equity	$72,568	$71,689	$68,283
Less average goodwill and other intangible assets, net of related income taxes	$3,703	$3,708	$3,733
Average tangible equity	$68,865	$67,981	$64,550
Net income (loss)	$1,733	$1,656	$(476)
Plus Amortization of core deposit intangibles, net of related income taxes	$7	$7	$10
Net Income (Loss), as adjusted	$1,740	$1,663	$(466)

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

	Nine months ended	Nine months ended
	June	June
	2009	2008

Interest Income	$33,357	$34,217
Interest Expense	11,912	15,113
Net Interest Income	21,445	19,104
Provision for Loan Losses	1,740	665
Net Interest Income after
Provision for Loan Losses	19,705	18,439
Non Interest Income	12,104	11,940
Non Interest Expense	23,478	22,948
Income Before Gain on Sales of
Securities and Income Taxes	8,331	7,431
Gain(Loss) on
Securities	(852)	(2,581)
Income Taxes	2,326	1,260

Net Income	$5,153	$3,590

Selected Financial Data

Dividends Declared Per Share	$1.05	$1.02
Basic Earnings Per Common Share	$2.44	$1.66
Diluted Earnings Per Common Share	$2.42	$1.64
Annualized Return on Avg. Assets	0.88%	0.64%
Annualized Return on Avg. Equity	9.57%	6.96%
Annualized Return on Avg.
Tangible Equity (1)	10.13%	7.42%
Yield on Interest Earning Assets	6.16%	6.64%
Cost of Interest Bearing Liabilities	2.49%	3.27%
Spread	3.67%	3.38%
Net Interest Margin	3.96%	3.71%
Non-Interest Income/Avg. Assets	2.07%	2.14%
Non-Interest Expense/Avg. Assets	4.01%	4.11%
FYTD Charge Offs/Avg. Loans	0.07%	0.05%
Weighted avg. shares Outstanding
Basic	2,114	2,166
Diluted	2,131	2,183

AVERAGE BALANCE SHEET DATA
Total Assets	$780,224	$744,468
Earning assets	$721,646	$686,565
Loans	$606,072	$590,694
Interest-bearing deposits	$532,405	$522,774
Total deposits	$602,766	$576,013
Total stockholders’ equity	$71,814	$68,761

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information

Average Stockholders’ Equity	$71,814	$68,761
Less average goodwill and other intangible assets, net of related income taxes	$3,712	$3,742
Average Tangible Equity	$68,102	$65,019
Net Income	$5,153	$3,590
Plus Amortization of core deposit intangibles, net of related income taxes	$22	$29
Net Income, as adjusted	$5,175	$3,619

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	June 30, 2009	Mar. 31, 2009	Sept. 30, 2008	June 30, 2008

SmartGrowth Loans
Consumer	$106,563	$104,524	$98,632	$94,242
Commercial	209,091	204,973	187,791	191,085
Home Equity	58,216	57,852	55,713	55,180
Alternative Mortgage Loans	88,200	88,305	87,404	86,060
Total SmartGrowth Loans	462,070	455,654	429,540	426,567
Mortgage Loans (owner occupied conforming)	156,759	157,954	160,596	160,243
	618,829	613,608	590,136	586,810
Allowance for Loan Losses	(6,836)	(6,478)	(5,545)	(5,470)
Loans Receivable, Net	611,993	607,130	584,591	581,340

Cash and Securities	127,441	139,149	135,819	142,771
Goodwill and Other Intangibles	3,723	3,734	3,756	3,767
Foreclosed Real Estate	604	672	343	759
Other	45,752	44,811	44,979	48,041
TOTAL ASSETS	$789,513	$795,496	$769,488	$776,678

SmartGrowth Deposits
Checking	$168,733	$175,477	$144,601	$144,375
Money Market	108,668	120,865	130,399	145,887
Savings	93,485	78,944	55,390	55,296
Total Smart Growth Deposits	370,886	375,286	330,390	345,558
Time Deposits	234,556	236,403	258,838	262,862
Total Deposits	605,442	611,689	589,228	608,420

FHLB Advances	106,890	107,089	104,877	96,246
Other Liabilities	7,129	6,656	7,339	5,609
Stockholders’ Equity	70,052	70,062	68,044	66,403
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$789,513	$795,496	$769,488	$776,678

Ratio of Equity to Assets	8.87%	8.81%	8.84%	8.55%
Tangible Equity Ratio (2)	8.44%	8.38%	8.40%	8.11%
Risk-Based Capital Ratio	12.15%	11.98%	12.21%	11.64%
Book Value per Common Share	$33.43	$33.08	$32.12	$31.47
Tangible Book Value Per Common Share (2)	$31.67	$31.33	$30.37	$29.70
Non-performing Assets/Total Assets	1.27%	1.05%	0.88%	0.68%
Shares Outstanding (in thousands)	2,095	2,118	2,118	2,110

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders’ Equity	$70,052	$70,062	$68,044	$66,403
Less goodwill and other Intangible
assets, net of related income taxes	(3,697)	(3,704)	(3,721)	(3,726)
Tangible Stockholders’ Equity	$66,355	$66,358	$64,323	$62,677

Total Assets	$789,513	$795,496	$769,488	$776,678
Less goodwill and other Intangible
assets, net of related income taxes	(3,697)	(3,704)	(3,721)	(3,726)
Total Tangible Assets	$785,816	$791,792	$765,767	$772,952

Allowance for Loan Loss

(in 000’s)	JUN ‘09	MAR ‘09	DEC ‘08	SEP ‘08	JUNE ‘08
Beginning ALLL	$6,478	$5,631	$5,545	$5,470	$5,388
Provision for Loan Losses	550	1,035	155	160	295
Net Charge-offs	192	188	69	85	213
Ending ALLL	$6,836	$6,478	$5,631	$5,545	$5,470

Quarter-End Loan Data	Total	Charge-	Charge-	90 Days +	90 Days +
June 30, 2009	Loans	Offs	Offs	Non Accrual	Non Accrual
	Dollars	Dollars	Percentage	Dollars	Percentage
Real Estate Loans
Construction	$26,778	$0	0.0%	$54	0.20%
Permanent, Secured by:
1-4 Dwelling Units:
Revolving, Open-End Loans	16,443	0	0.00%	50	0.30%
All Other
Secured by First Liens	330,075	53	0.02%	4,325	1.31%
Secured by Junior Liens	13,761	0	0.00%	82	0.60%
Multifamily (5+ Dwelling Units)	25,749	0	0.00%	2,724	10.58%
Nonresidential Property (Except Land)	82,159	4	0.00%	1,043	1.27%
Land	36,177	0	0.00%	402	1.11%

Non-Real Estate Loans:
Commercial Loans	29,518	51	0.17%	199	0.67%
Consumer Loans:
Loans on Deposits	7,936	1	0.01%	84	1.06%
Auto Loans	3,127	28	0.90%	10	0.32%
Mobile Home Loans	40,285	44	0.11%	211	0.52%
Other	6,821	11	0.16%	12	0.18%
Gross Loans	$618,829	$192	0.03%	$9,196	1.49%

Non-accruals	$6,627
OREO & Foreclosed	856
90 + Days Past Due	2,569
Nonperforming Assets	$10,052

NPAs/Assets	1.27%
NPAs/(Loans + OREO)	1.62%
LLR/Loans	1.10%
Net Charge-offs/Loans	0.03%

Average Loan Balance &
Yields

Linked Quarter Comparison	06/30/2009		03/30/2009		Change	Change
	Balance	Yield	Balance	Yield	Balance	Yield
Real Estate Loans
1-4 Family	$373,458	6.20%	$374,209	6.26%	$(751)	-0.06%
Commercial	135,699	6.11%	127,325	6.15%	8,374	-0.04%
	509,157	6.17%	501,534	6.23%	7,623	-0.06%

Non-Real Estate Loans
Commercial	30,158	6.38%	28,849	6.37%	1,309	-0.01%
Consumer	77,859	9.30%	76,567	9.17%	1,292	0.13%
	108,017	8.49%	105,416	8.40%	2,601	-0.09%

Total All Loans	$617,174	6.58%	$606,950	6.61%	$10,224	-0.03%

Average Loan Balances &
Yields

Prior Year Comparison	06/30/2009		06/30/2008		Change	Change
	Balance	Yield	Balance	Yield	Balance	Yield
Real Estate Loans
1-4 Family	$373,458	6.20%	$396,464	6.49%	$(23,006)	-0.29%
Commercial	135,699	6.11%	118,425	6.96%	17,274	-0.85%
	509,157	6.17%	514,889	6.60%	(5,732)	-0.43%

Non-Real Estate Loans
Commercial	30,158	6.38%	25,651	7.02%	4,507	-0.64%
Consumer	77,859	9.30%	67,799	9.35%	10,060	-0.05%
	108,017	8.49%	93,450	8.71%	14,567	-0.22%

Total All Loans	$617,174	6.58%	$608,339	6.92%	$8,835	-0.34%

Interest-bearing Liabilities: Linked Quarter Comparison

Average balances	06/30/2009		03/31/2009			Change
		Avg.		Avg.	Change	Avg.	%Balance
	$ Balance	Yield	$ Balance	. Yield	$Balance	Yield	Change
NOW Accounts	$106,830	0.48%	$102,831	0.60%	$3,999	-0.12%	3.9%
Non-interest bearing Deposits	66,278	0.00%	64,437	0.00%	1,841	0.00%	2.6%
Checking Total	173,108	0.30%	167,268	0.37%	5,840	-0.07%	3.5%

Savings Accounts	86,301	0.87%	65,605	0.90%	20,696	-0.03%	31.5%
Money Market Accounts	114,771	0.91%	120,379	1.46%	(5,608)	-0.55%	-4.7%

Total Smart Growth Deposits	374,180	0.62%	353,252	0.84%	20,928	-0.22%	5.9%

Time Deposits	230,896	3.13%	243,039	3.27%	(12,143)	-0.14%	-5.0%

Total Deposits	$605,076	1.58%	$596,291	1.83%	$8,785	-0.25%	1.5%

FHLB Advances	106,193	4.51%	106,795	4.57%	(602)	-0.06%	-0.6%

Total Interest-bearing liabilities	$644,991	2.22%	$638,649	2.47%	$6,342	-0.25%	1.0%

Interest-Bearing Liabilities:	06/30/2009		06/30/2009			Change
Prior Year Comparison		Avg.		Avg.	Change	Avg.	%Balance
	$ Balance	Yield	$ Balance	Yield	$ Balance	Yield	Change

NOW Accounts	$106,830	0.48%	$85,869	0.51%	$20,961	-0.03%	24.4%
Non-interest bearing Deposits	66,278	0.00%	56,195	0.00%	10,083	0.00%	17.9%
Checking Total	173,108	0.30%	142,064	0.31%	31,044	-0.01%	21.9%

Savings Accounts	86,301	0.87%	54,479	0.76%	31,822	0.11%	58.4%
Money Market Accounts	114,771	0.91%	147,934	2.38%	(33,163)	-1.47%	-22.4%

Total Smart Growth Deposits	374,180	0.62%	344,477	1.27%	29,703	-0.65%	8.6%

Time Deposits	230,896	3.13%	257,429	4.09%	(26,533)	-0.96%	-10.3%

Total Deposits	$605,076	1.58%	$601,906	2.48%	$3,170	-0.90%	0.5%

FHLB Advances	106,193	4.51%	92,646	4.62%	13,547	-0.11%	14.6%

Total Interest-bearing liabilities	$644,991	2.22%	$638,357	3.01%	$6,634	-0.79%	1.0%

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